NORTH BAY BANCORP
                               1500 Soscol Avenue
                           Napa, California 94559-1314



                                 March 22, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sir/Madam:

           Pursuant to Temporary Note 3T to Section 210.2-02 "Accountant's Reports" - of the Securities and Exchange Commission's Regulation S-X, Arthur Andersen LLP has presented a report to the shareholders and directors of North Bay Bancorp that Arthur Andersen has audited the consolidated financial statements of North Bay Bancorp and subsidiaries as of December 31, 2001 and for the year then ended and has issued its report thereon dated February 19, 2002. Arthur Andersen LLP has represented that this audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Arthur Andersen has also represented that the availability of personnel at foreign affiliates of Arthur Andersen was not relevant to this audit.


                                        Very truly yours,


                                        Terry L. Robinson
                                        President and Chief Executive Officer












                                  Exhibit 99.1